Exhibit 8.3

                           WEIL, GOTSHAL & MANGES LLP
                         A LIMITED LIABILITY PARTNERSHIP
                       INCLUDING PROFESSIONAL CORPORATIONS
                                767 FIFTH AVENUE
                               NEW YORK, NY 10153
                                  212-310-8000
                               (FAX) 212-310-8007


                                 August 10, 2000



To the Parties Listed On Schedule A hereto


                     RE:  ANRC AUTO OWNER TRUST 2000-A ASSET-BACKED NOTES
                          -----------------------------------------------

Ladies and Gentlemen:

                     We have acted as federal tax counsel to ANRC Auto Owner Trust 2000-A (the "Trust") in connection with the preparation of the Prospectus Supplement, dated August 3, 2000 (the "Prospectus Supplement" and, together with the related prospectus, the "Prospectus"), and the issuance by the Trust of the Class A-1, Class A-2, Class A-3 and Class A-4 Asset-Backed Notes (the "Notes") as described in the Prospectus Supplement. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Prospectus Supplement.

                     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Prospectus,
(ii) the Notes, (iii) the Indenture, dated as of August 10, 2000, between the Trust and The Chase Manhattan Bank, as Indenture Trustee (the "Trustee"), (iv) the Insurance Agreement, dated as of August 10, 2000, among MBIA Insurance Corporation (the "Insurer"), AutoNation Financial Services Corp. ("FS"), AutoNation Receivables Corporation ("AutoNation"), the Trustee, The Bank of New York (Delaware), as owner trustee (the "Owner Trustee"), the Trustee and the Trust, (v) the Amended and Restated Owner Trust Agreement, dated as of August 10, 2000, between AutoNation and the Owner Trustee, (vi) the Sale and Servicing Agreement, dated as of August 10, 2000, by and among the Trust, AutoNation, FS and the Trustee, (vii) the Receivables Purchase Agreement, dated as of August 10, 2000, between FS and Autonation, and (viii) such corporate records, agreements, documents and other instruments (the aforementioned documents together, the "Documents"), and have made such inquiries of such officers and representatives of the Company and such other persons, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed, without investigation, the authenticity of all

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August 10, 2000
Page 2


documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures, and the correctness of all representations made therein or otherwise made to us. (The terms of the Documents are incorporated herein by reference.) We have further assumed that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

                     Based on the foregoing, subject to the next paragraph and assuming full compliance with all the terms of the Documents, it is our opinion that, although there is no authority directly relating to the proper characterization for federal income tax purposes of securities having terms similar to the Notes or to an entity similar to the Trust, for federal income tax purposes (i) the Notes (other than Notes held by the Insurer or any of its affiliates) will be characterized as indebtedness, (ii) the Trust will not be characterized as an association or publicly traded partnership taxable as a corporation and (iii) the statements set forth in the Prospectus under the headings "Summary - Tax Status" and "Material Federal Income Tax Consequences," insofar as such statements constitute matters of law or legal conclusions and except to the extent qualified therein and herein, are correct in all material respects.

                     The foregoing opinion, to the extent it relates to federal law, is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law. Any rules set forth in any of the foregoing authorities may be changed at any time with retroactive effect. Further you should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts. We express no opinion either as to any matters not specifically covered by the foregoing opinion or as to the effect on the matters covered by this opinion of the laws of any other jurisdictions. Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, in the facts, including the taking of any action by any party to any of the transactions described in the Documents pursuant to an opinion of counsel as required by any of the Documents relating to such transactions, or in the Documents on which this opinion is based, or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.

                     This opinion is being delivered solely to the addressees hereof and, except for the reference to our firm and this opinion in the Prospectus under "Summary - Tax Status" and "Material Federal Income Tax Consequences," may not otherwise be relied upon by, disclosed, quoted or referred to, any other person.



                                                 Very truly yours,

                                                 /s/ WEIL, GOTSHAL & MANGES LLP

                                                                   SCHEDULE A

                               List of Addressees


MBIA Insurance Corporation                  AutoNation Financial Services Corp.
113 King Street                             110 South East 6th Street
Armonk, New York 10504                      Fort Lauderdale, Florida 33301


The Chase Manhattan Bank,                   Moody's Investors Service
as Indenture Trustee                        99 Church Street
450 West 33rd Street, 14th Floor            New York, New York 10007
New York, New York 10001


ANRC Auto Owner Trust 2000-A                Standard & Poor's
c/o The Bank of New York (Delaware)         55 Water Street
White Clay Center                           New York, New York 10041
Route 273
Newark, Delaware 19711


Chase Securities Inc.
270 Park Aveune
7th Floor
New York, New York 10017


First Union Securities, Inc.
301 South College Street
Charlotte, North Carolina 28288


Banc of America Securities LLC
100 North Tryon Street
NC1-007-10-07
Charlotte, North Carolina 28255-0001


Credit Suisse First Boston Corporation
Eleven Madison Avenue
New York, New York 10010


AutoNation Receivables Corporation
110 South East 6th Street
Fort Lauderdale, Florida 33301